Filed pursuant to Rule 424(b)(5)

Registration Number: 333-236200

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 10, 2020)

TransEnterix, Inc.

25,000,000 Shares

Common Stock

We are offering to certain institutional and accredited investors 25,000,000 shares of our common stock, $0.001 par value per share, in this offering at a purchase price equal to $1.25 per share through this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NYSE American under the symbol “TRXC.” On January 11, 2021, the last reported sale price of our common stock on the NYSE American was $1.66 per share.

Investing in our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, as our exclusive placement agent in connection with this offering. The placement agent has no obligation to buy any of the shares of common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total
Offering Price	$1.25	$31,250,000
Placement Agent Fees(1)	$0.096875	$2,421,875
Proceeds, before expenses, to us	$1.153	$28,828,125

(1)

In addition, we have agreed to pay certain expenses of the placement agent. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for additional information with respect to the compensation we will pay the placement agent.

Delivery of the shares of our Common Stock being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about January 14, 2021, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 12, 2021.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, dated January 12, 2021, and the accompanying prospectus, dated February 10, 2020, are part of a “shelf” registration statement on Form S-3 (File No. 333-236200). This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement relates only to an offering of up to $31.25 million of shares of our common stock to investors in this offering. These sales will be made pursuant to the terms of the securities purchase agreement with the investors in this offering, the form of which is incorporated by reference into this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the placement agent has not, authorized anyone to provide you with different or additional information. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, the terms “TransEnterix,” the “Company,” “we,” “us,” and “ours” refer to TransEnterix, Inc. and its subsidiaries, TransEnterix Surgical, Inc., SafeStitch LLC, TransEnterix International, Inc., TransEnterix Italia S.r.l., TransEnterix Europe S.à.R.L, TransEnterix Asia Pte. Ltd., TransEnterix Taiwan Ltd, TransEnterix Japan KK, TransEnterix Israel Ltd., TransEnterix Netherlands B.V., and TransEnterix Canada, Inc.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, included or incorporated by reference in this prospectus supplement regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those set forth above under the heading “Risk Factors” in this prospectus supplement and in the reports incorporated by reference herein and therein. These factors and the other cautionary statements made in this prospectus supplement or incorporated by reference herein should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus supplement or in the reports incorporated by reference herein. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus supplement is filed with the SEC, and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Before you decide to invest in shares of our common stock, to fully understand this offering and its consequences to you, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors beginning on page S-6 of this prospectus supplement and the documents incorporated by reference herein and therein.

Company Overview

We are a medical device company that is digitizing the interface between the surgeon and the patient in laparoscopy to increase control and reduce surgical variability in today’s value-based healthcare environment. We are focused on the market development for and commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery, or MIS. The Senhance System is the first and only digital, multi-port laparoscopic platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3 millimeter microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. The Senhance System is also the first machine-vision system in robotic surgery which is powered by the new Intelligent Surgical Unit™, or ISU™, that enables augmented intelligence in surgery.

We believe that outcomes of minimally invasive surgery will be enhanced through Digital Laparoscopy, our combination of more advanced tools and robotic functionality, which are designed to empower surgeons with improved precision, ergonomics, dexterity and visualization; offer high patient satisfaction and enable a desirable post-operative recovery; and provide a cost-effective robotic system, compared to existing alternatives today, for a wide range of clinical applications and operative sites within the healthcare system.

The Senhance System is commercially available in Europe, the United States, Japan, Taiwan, Russia and select other countries.

●	The Senhance System has a CE Mark in Europe for adult and pediatric laparoscopic abdominal and pelvic surgery, as well as limited thoracic surgeries excluding cardiac and vascular surgery.

●

In the United States, we have 510(k) clearance from the FDA for use of the Senhance System in laparoscopic colorectal and gynecologic surgery in a total of 28 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal hernia and laparoscopic cholecystectomy (gallbladder removal) surgery.

●	In Japan, we received regulatory approval and reimbursement for 98 laparoscopic procedures.

●

The Senhance System received its registration certificate by the Russian medical device regulatory agency, Roszdravnadzor, in December 2020, allowing for its sale and utilization throughout the Russian Federation.

Over the past 24 months, we successfully obtained FDA clearance and CE Mark for our 3 millimeter diameter instruments, our Senhance ultrasonic system, our 3 millimeter and 5 millimeter hooks, and the Senhance articulating system. The 3 millimeter instruments enable the Senhance System to be used for microlaparoscopic surgeries, allowing for tiny incisions. The ultrasonic system is an advanced energy device used to deliver controlled energy to ligate and divide tissue, while minimizing thermal injury to surrounding structures. The Senhance articulating system was launched in Europe in November 2019 and we are evaluating our pathway forward to launch such a system in the United States with a planned submission for U.S. clearance in the first half of 2021.

2020 Market Development

2020 Senhance Surgical System Placements and Procedures Performed

Throughout 2020, we installed ten Senhance Systems, three in the U.S., four in Europe, and three in Asia, and initiated nine clinical programs.

In December 2020, we announced that Southern Surgical Hospital, a hospital based in Louisiana, has signed an agreement to initiate a Senhance Digital Laparoscopic program. This will represent the third Senhance Surgical program initiated in the state of Louisiana since 2018 (May 2018 - LSU Health’s University Medical Center New Orleans, January 2020 - Ochsner Baptist Medical Center). LSU Health, in addition to utilizing a Senhance System in their Digital Laparoscopy program, is home to one of the Senhance System training centers in the southeast United States.

Training Sites

In the third quarter, we established the first training center for the Senhance System in the Asia-Pacific region in Japan at the Saitama Medical University International Medical Center in the Greater Tokyo Area. The Asia-Pacific region has been a major contributor of new system placements and surgical cases utilizing the Senhance Surgical System and the Asia-Pacific laparoscopy device market is expected to grow from $1.26 billion in 2019 to $1.87 billion by 2024, according to Market Data Forecast, Inc. The training center is expected to drive increased utilization of our eight system installations in the Asia-Pacific region and encourage further adoption of our technology in additional hospitals.

Procedure Volumes

In 2020, surgeons performed over 1,450 procedures utilizing the Senhance System, representing a 10% decrease over the previous year, which was less than our goal as a result of the impact of the COVID-19 pandemic on elective surgeries and hospital operations. These procedures included general surgery, gynecology, urology, colorectal and bariatric surgical cases.

Foundational Sites

As of December 31, 2020, we had 11 foundational sites, up from seven at the start of 2020. Foundational sites are hospitals that are performing clinical procedures with the Senhance System at an annualized rate of greater than 100 procedures per year.

Clinical Validation

During 2020, there were 15 peer-reviewed clinical papers published providing further support of the clinical utility of the Senhance Surgical System across gynecology, general surgery, urology and colorectal procedures demonstrating the utility breadth and the complexity of procedures being performed.

Portfolio Expansion

Intelligent Surgical Unit™(ISU™)

We received 510(k) clearance for the ISU that enables machine vision capabilities on the Senhance Surgical System. On September 23, 2020, we announced the first surgical procedures successfully completed using the ISU.

Pediatric Indication

We received CE Mark approval for an expanded indication to treat pediatric patients. During the fourth quarter of 2020, we announced the first pediatric surgical cases with Senhance Surgical System at Maastricht University Medical Center+ in the Netherlands.

General Surgery Indication

We submitted an application for 510(k) approval for an expanded General Surgery indication for use for the Senhance Surgical System to the FDA.

Russian Regulatory Approval

During the fourth quarter of 2020, we received approval for the Senhance Surgical System in the Russian Federation allowing for its sale and utilization throughout the Russian Federation. We believe that the Russian robotic surgery market is underserved and provides an opportunity to grow Senhance Surgical System placements and sales.

We are focusing on markets with high utilization of laparoscopic technique, including Japan, Western Europe and the United States. Our focus is on (1) increasing the number of placements of the Senhance System, not necessarily through sales, but through leasing arrangements, (2) increasing the number of procedures conducted using the Senhance System quarter over quarter, and (3) solidifying key opinion leader support and publications related to the use of the Senhance System in laparoscopic procedures. We are not focusing on revenue targets, especially in the United States.

The COVID-19 pandemic continues to have a significant impact on our operations, primarily due to the temporary cessation of elective surgical procedures in many markets, and the challenges and restrictions caused by stay-at-home orders, social distancing requirements and travel restrictions. Our business and customers were negatively impacted by the COVID-19 pandemic, which suspended many elective surgical procedures globally, curtailed travel and necessarily diverted the attention of hospital customers. We have taken steps, and continue to take further actions, to minimize the impact of the COVID-19 pandemic on our business. A variety of travel restrictions have caused delays in product installation and training activities. Since the second quarter of 2020, we have seen elective surgical procedures recommence in the United States, Europe and Japan, but not, to date, to the levels seen before the COVID-19 pandemic. This has significantly impacted its ability to implement our market development activities to place our Senhance Systems, provide training, and increase the use of the Senhance Systems in place. Given the dynamic nature of this health emergency, the full impact of the COVID-19 pandemic on ongoing business, results of operations and overall financial performance cannot be reasonably estimated at this time.

Upcoming 2021 Milestones

During the first half of 2021, we expect to achieve the following regulatory milestones:

●	receive CE Mark approval for the ISU in Europe;

●	receive FDA 510(k) clearance for General Surgery indication expansion;

●	file for FDA 510(k) clearance for articulating instruments; and

●	file for FDA 510(k) clearance for the next generation ISU features.

During the first half of 2021, the Company expects to publish clinical papers in peer reviewed journals on the following subjects:

●	health economic studies comparing Senhance Digital Laparoscopy, laparoscopy, and robotic surgery;

●	clinical performance when utilizing the Senhance System; and

●	operating room efficiency and surgeon ergonomics when utilizing the Senhance System.

Financing Activities

From our inception, we devoted a substantial percentage of our resources to research and development and start-up activities, consisting primarily of product design and development, clinical studies, manufacturing, recruiting qualified personnel and raising capital. We expect to continue to invest in research and development and market development as we continue to implement our strategy. Since inception, we have been unprofitable and have depended on financing activities to raise funds to support our business.

On October 9, 2020, we filed a prospectus supplement, relating to an “at the market” offering, or ATM Offering, of up to an aggregate of $40.0 million of shares of the Company’s common stock, through Cantor Fitzgerald & Co., as sales agent under an existing Sales Agreement. Through January 12, 2021, we have raised approximately $37.4 million in gross proceeds and approximately $36.2 million in net proceeds under the ATM Offering.  The following table summarizes the total sales under the ATM Offering for the periods indicated (in thousands except for per share amounts):

	For the Quarter Ended December 31, 2020	January 1, 2021 through January 12, 2021(1)	Total

Total shares of common stock sold	16,321	19,120	35,441
Average price per share	$0.57	$1.47	$1.05
Gross proceeds	$9,263	$28,100	$37,363
Commission earned by Cantor	$278	$843	$1,121
Net proceeds	$8,985	$27,257	$36,242

(1)

The amounts reported in this column include 12,151,300 shares of common stock issued under the ATM on January 11, 2021, with an expected settlement date of January 13, 2021, at an average price per share of $1.77, for gross proceeds of $21,501,725, commissions paid to Cantor of $645,052 and net proceeds to us of $20,856,674.

In addition, Series C Warrants to purchase an aggregate of 8,280,587 shares of common stock and Series D Warrants to purchase an aggregate of 7,364,940 shares of common stock have been exercised in 2021 as of January 12, 2021, providing proceeds of approximately $10.6 million to the Company.  The remaining Series C Warrants expire on March 10, 2021.

We believe that cash on hand, proceeds from the ATM Offering and the Series C Warrant and Series D Warrant exercises, as well as the proceeds from this offering will be sufficient to fund our operations into the fourth quarter of 2022.

Risks and Uncertainties

We are subject to risks similar to other similarly sized companies in the medical device industry. These risks include, without limitation: potential negative impacts on our operations caused by the COVID-19 pandemic; our ability to continue as a going concern; the historical lack of profitability; our ability to raise additional capital; the liquidity and capital resources of our customers; our ability to successfully implement our strategy and increase utilization of the Senhance System; the timing and outcome of the regulatory review process for our products; changes in the health care and regulatory environments of the United States, the United Kingdom, the European Union, Japan, Taiwan, Russia and other countries in which we operate or intend to operate; our ability to attract and retain key management, marketing and scientific personnel; our ability to successfully prepare, file, prosecute, maintain, defend and enforce patent claims and other intellectual property rights; competition in the market for robotic surgical devices; and our ability to identify and pursue development of additional products.

Material Changes

There have been no material changes in our affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Annual Report on Form 10-K and that have not been described in a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Company Information

We were incorporated as a Delaware corporation on August 19, 1988. Our principal executive offices are located at 635 Davis Drive, Suite 300, Morrisville, NC 27560. Our phone number is (919) 765-8400 and our Internet address is www.transenterix.com. The information on our website or any other website is not incorporated by reference in this prospectus supplement and does not constitute a part of this prospectus supplement.

THE OFFERING

Common Stock Offered:	25,000,000 shares of our common stock.

Common Stock Outstanding after this Offering:	141,231,072 shares (assuming that we sell all of the shares of common stock offered in this offering).

Manner of Offering:	Registered direct offering on a “reasonable best efforts basis”. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement.

Use of Proceeds:	We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital. See “Use of Proceeds” on page S-13 of this prospectus supplement.

Risk Factors:

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

NYSE American symbol:	Our common stock is listed on the NYSE American under the symbol “TRXC.”

The number of shares of common stock outstanding after this offering is based on 116,231,072 shares of common stock outstanding as of December 31, 2020 and excludes, as of such date:

●	19,120,037 shares of common stock issued between January 1, 2021 and January 12, 2021 under the ATM Offering;

●	8,280,587 shares of common stock issued upon exercise of Series C Warrants and 7,364,940 shares of common stock issued upon exercise of Series D Warrants between January 1, 2021 and January 12, 2021;

●	4,369,983 shares of common stock issuable upon the exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $10.54 per share;

●	30,853,382 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.72 per share;

●	2,933,299 shares of common stock issuable upon vesting of outstanding restricted stock units; and

●	1,955,222 shares of common stock available for future issuance under our equity incentive plans.

Unless otherwise stated in this prospectus supplement, all information in this prospectus supplement, including share and per share amounts, gives effect to a 1-for-13 reverse stock split effected in December 2019 and assumes that there were no exercises of outstanding options or warrants after December 31, 2020.

RISK FACTORS

Investing in our common stock involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase any of our securities, please review “Part II, Item 1A – Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed with the U. S. Securities and Exchange Commission, or the SEC, on November 5, 2020, our Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the SEC on August 5, 2020, “Part II, Item 1A - Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on May 15, 2020, and “Part I, Item 1.A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus in its entirety, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents we have filed or will subsequently file that are incorporated by reference. The risks and uncertainties described in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

We have a history of operating losses, and we may not be able to achieve or sustain profitability. In addition, we may be unable to continue as a going concern.

We have a limited operating history. We are not profitable and have incurred losses since our inception. Prior to quarterly reports we filed in 2020 and the annual report filed for the year ended December 31, 2019, management concluded that substantial doubt existed about our ability to continue as a going concern as a result of anticipated capital needs as well as past recurring losses and an accumulated deficit. Our independent registered public accounting firm also included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2019 with respect to this uncertainty. Our accumulated deficit was $709.1 million and our working capital was $26.1 million as of September 30, 2020. We believe that cash on hand, proceeds from the ATM Offering and the Series C Warrant and Series D Warrant exercises, as well as the proceeds from this offering will be sufficient to fund our operations into the fourth quarter of 2022, but cannot assure you that our cash needs will not change over time.

We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we continue to develop and commercialize our products. We will continue to incur research and development and general and administrative expenses related to our operations, and sales and marketing expenses to support our commercial activities, as restructured. Even if we are successful in reducing our expenses or achieving profitability in the future, we may not be able to sustain profitability in subsequent periods.

We will require substantial additional funding in the future, which may not be available to us on acceptable terms, or at all.

We do not anticipate that the net proceeds of prior equity financings or this offering will be sufficient to support development of our products and product candidates and provide us with the necessary resources to continue our market development efforts and commercialize the Senhance System and other products. We intend to advance multiple additional products through clinical and pre-clinical development in the future. We believe we will need to raise additional capital in order to continue our operations and achieve our business objectives.

We have an effective shelf registration statement that was declared effective on February 10, 2020 registering up to $150 million of our securities. As of the date of this prospectus, $63.75 million is available for future financings other than in this offering. We cannot assure you that we will be successful in obtaining such additional financing on terms acceptable to the Company or at all.

Our future funding requirements will depend on many factors, including, but not limited to:

●	the costs of our Senhance System market development, commercialization and development activities;

●	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals for our products in development;

●	the costs associated with our manufacturing capabilities;

●	our need to expand our research and development activities;

●	the costs of acquiring, licensing or investing in businesses, products and technologies;

●	the economic and other terms and timing of our existing licensing arrangement and any collaboration, licensing or other arrangements into which we may enter in the future;

●	the effect of competing technological and market developments;

●	our need to implement additional internal systems and infrastructure, including financial and reporting systems, quality systems and information technology systems; and

●	our ability to maintain, expand and defend the scope of our intellectual property portfolio.

Until we generate a sufficient amount of revenue to finance our cash requirements, which may never occur, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our research and development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution; and debt financing, if available, may involve restrictive covenants that limit our operations. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products or grant licenses on terms that may not be favorable to us.

We are currently highly dependent on a single product, the Senhance System.  We cannot give any assurance that the Senhance System can be successfully commercialized.

We are currently highly dependent on the Senhance System, which is FDA cleared for sale in the United States, CE marked for sale in the European Union and other countries, registered for sale in the Russian Federation, and approved for sale and reimbursement in Japan. We began our selling efforts for the Senhance System in the fourth quarter of 2015 in Europe, in the fourth quarter of 2017 in the United States and in the second quarter of 2018 in Asia.  We have had limited commercial success to date, particularly in 2019 and 2020. We have determined to focus our energies on market development and increased usage of the Senhance Systems that have been purchased and placed. We cannot assure you that we will be able to successfully improve the commercialization of the Senhance System, for a number of reasons, including, without limitation, failure in our market development and sales efforts, the long sales cycle associated with the purchase of capital equipment, and the potential introduction by our competitors of more clinically effective or cost-effective alternatives.  Failure to successfully commercialize the Senhance System would have a material and adverse effect on our business.

The sales cycle for the Senhance System has been lengthy and unpredictable, leading us to refocus our energies on entering into placement and leasing arrangements with hospitals, which has had an impact on our revenue.

Purchase of a surgical robotic system such as the Senhance System represents a capital purchase by hospitals and other potential customers, which is a time-intensive process involving adoption by surgeons and approval of the capital purchase by administration. We are also expanding the potential market for robotic surgical systems with our focus on laparoscopic surgery.  Such expansion requires a different sales and marketing approach than a focus on open procedures.  We have found that sales are extremely difficult and take substantial effort. In late 2019, we began leasing Senhance Systems to hospitals with lease terms ranging from twelve to twenty-four months or more. In 2020 we placed ten Senhance Systems under this program.  We cannot assure you that these lease arrangements will lead to more sales of our Senhance System.

We currently have limited marketing, sales and distribution capabilities. We are focusing on market development efforts and have curtailed our sales force in the United States, and are focusing on select countries in Europe, the Russian Federation and in Japan. Sales efforts elsewhere are conducted through the use of independent contractor and distribution agreements with companies possessing established sales and marketing operations in the medical device industry.  There can be no assurance that we will be successful in building our sales capabilities after this period of market development. To the extent that we enter into additional distribution, co-promotion or other arrangements, our product revenue is likely to be lower than if we directly market or sell our products. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize our products. If we are not successful in commercializing our existing and future products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

We have procedures in place to require our distributors and sales agents to comply with applicable laws and regulations governing the sales of medical devices in the jurisdictions where they operate.  Failure to meet such requirements could subject us to financial penalties or the suspension or termination of the ability to sell our products in such jurisdiction.

Negative publicity, whether true or not, concerning us or our products could reduce market acceptance of our products and could result in decreased demand for the Senhance System.

There have been social media and other publications regarding us and the Senhance System published from time to time since we started selling the Senhance System. Negative media and social media coverage, whether true or not, concerning our products or us could reduce market acceptance of the Senhance System.

The coronavirus (COVID-19) pandemic has negatively impacted our operations.

We have facilities located in the United States, Israel, Japan, and Italy. All of our facilities are in locations that are subject to, or have been subject to, stay-at-home or shelter-in-place orders. Our Senhance Systems are manufactured at a contract manufacturing facility in Milan. With the quarantines in Northern Italy, the assembly of new units was disrupted earlier in 2020. A variety of travel restrictions, caused delays in our product installation and training activities in the 2020 to date, particularly in April and May, and are expected to continue. Elective surgeries were halted in the United States and Europe and only limited procedures were being done in Japan at the height of stay-at-home requirements in these jurisdictions. Although such procedures have commenced in some locations, the limited procedures have significantly impacted our ability to place our Senhance Systems, provide training, and increase the use of the Senhance Systems in place. It is uncertain whether elective surgeries will be negatively impacted or halted again in the future by a resurgence of COVID-19 cases in any of these jurisdictions.

In addition, we are aware that the FDA clearance process has been impacted by the COVID-19 pandemic, resulting in delays in the clearance process. We anticipate such delays may continue.

The global spread of COVID-19 and the various attempts to contain it continue to create significant volatility, uncertainty and economic disruption. The full extent to which the COVID-19 pandemic and the various responses to it impacts our business, operations and financial results continues to depend on numerous factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the availability and cost to access the capital markets; the decline in elective surgery procedures during the first half of 2020 and the potential decline in elective surgery procedures in the fourth quarter of 2020 and into 2021; the effect on our customers and customer demand for Senhance Systems and the ability to provide training services; and disruptions or restrictions on our employees’ ability to work and travel. In addition, any preventative or protective actions that governments implement or that we take in respect of COVID-19, such as travel restrictions or stay-at-home orders, may interfere with the ability of our employees, vendors and contract manufacturers to perform their respective responsibilities and obligations relative to the conduct of our business. Such results could have a material adverse effect on our operations, business, financial condition, results of operations, or cash flows.

We believe the COVID-19 pandemic will continue to negatively impact our operations and our ability to implement our market development efforts, which will have a negative effect on our financial condition.

In order to compete successfully within the surgical robotics industry, we need to continue to evolve the Senhance System, including the innovations associated with assets we acquired.  Failure to develop, seek regulatory approval for and commercialize such developments could have a material adverse effect on our business and financial position.

In order to compete successfully within the highly competitive surgical robotics industry, we need to continue to advance and innovate the Senhance System, including the innovations associated with the assets we acquired from Medical Surgery Technologies, Ltd. in 2018.  Our focus currently is on harnessing the image technology acquired in the MST acquisition to advance the intelligence of the Senhance System through the ISU to provide meaningful real-time data to surgeons.  If we fail to continue to develop such innovations, or fail to obtain regulatory approval or clearance for or successfully commercialize such innovations, such failure could have a material adverse effect on our business and financial position.

Fluctuations in foreign currency exchange rates may adversely affect our financial results.

We conduct operations in several different countries, including the United States and throughout Europe, and portions of our revenues, expenses, assets and liabilities are denominated in U.S. dollars, Euros, and other currencies. Since our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. We have not historically hedged our exposure to foreign currency fluctuations.  Accordingly, increases or decreases in the value of the U.S. dollar against the Euro and other currencies could materially affect our net operating revenues, operating income and the value of balance sheet items denominated in foreign currencies.

Our global operations expose us to additional risks and challenges associated with conducting business internationally.

The international nature of our business, particularly in Europe, Israel, Asia and the Russian Federation, may expose us to risks inherent in conducting foreign operations. These risks include:

●	challenges associated with managing geographically diverse operations, which require an effective organizational structure and appropriate business processes, procedures and controls;

●	the high cost of doing business in foreign jurisdictions, including compliance with international and U.S. laws and regulations that apply to our international operations;

●	currency exchange and interest rate fluctuations and the resulting effect on our revenue and expenses, and the cost and risk of entering into hedging transactions, if we chose to do so in the future;

●	changes in a specific country’s or region’s political or economic environment;

●	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

●	potentially adverse tax consequences;

●	complexities and difficulties in obtaining protection and enforcing our intellectual property;

●	compliance with additional regulations and government authorities in a highly regulated business;

●	difficulties associated with staffing and managing foreign operations, including differing labor relations; and

●	general economic and political conditions outside of the U.S.

The risks that we face in our international operations may continue to intensify as we further develop and expand our international operations.

We expect our gross margins to vary over time, and changes in our gross margins could adversely affect our financial condition or results of operations.

We began selling the Senhance System in 2015.  Our gross margins have fluctuated from period to period, and we expect that they will continue to fluctuate in the future. Our gross margins have been and may continue to be adversely affected by numerous factors, including:

●	service costs;

●	changes in customer, geographic, or product mix;

●	introduction of new products, which may have lower margins than our existing products;

●	our ability to maintain or reduce production costs;

●	changes to our pricing strategy;

●	changes in competition;

●	changes in production volume driven by demand for our products;

●	changes in material, labor or other manufacturing-related costs, including impact of foreign exchange rate fluctuations for foreign-currency denominated costs;

●	fluctuations in foreign currency exchange rates and changes to U.S. and foreign trade policies, including the enactment of tariffs on goods imported into the U.S.;

●	inventory obsolescence and product recall charges; and

●	market conditions.

If we are unable to offset the unfavorable impact of the factors noted above by increasing the volume of products shipped, reducing product manufacturing costs or otherwise, our business, financial condition, results of operations or cash flows may be materially adversely affected.

Our stock price has been low and may experience additional volatility and fluctuation in the future.

The market price of our common stock has been, and may continue to be, low and volatile, and the market price of our common stock could decrease further and could cause you to lose some or all of your investment in our common stock.  During the two-year period ended December 31, 2020, the market price of our common stock fluctuated from a high of $43.29 per share to a low of $0.28 per share, after giving effect to the one-for-thirteen reverse stock split we effected on December 11, 2019. Our stock price was below $1.00 per share since early March 2020 through January 2021. The market price of our common stock may continue to fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of favorable or unfavorable news regarding us, including our product development efforts and regulatory clearance activities;

●	the achievement of lease placements or commercial sales of our products;

●	the announcement of new products or product enhancements or collaborations by us or our competitors;

●	developments concerning intellectual property rights and regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;

●	developments in surgical robotics;

●	the results of product liability or intellectual property lawsuits;

●	future issuances of common stock or other securities;

●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

Our stockholders have experienced dilution of their percentage ownership of our stock and may experience additional dilution in the future.

We have raised significant capital through the issuance of our common stock and warrants and anticipate that we will need to raise substantial additional capital in order to continue our operations and achieve our business objectives. We cannot assure you that we will be able to sell shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in previous offerings. The future issuance of the Company’s equity securities will further dilute the ownership of our outstanding common stock.  The market price of our common stock has been, and may continue to be, highly volatile, and such volatility could cause the market price of our common stock to decrease and could cause you to lose some or all of your investment in our common stock.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The existence of outstanding options and warrants, including Series C warrants and Series D warrants issued in March 2020 to acquire shares of our common stock at an exercise price of $0.68 per share, could adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. As of the date of this prospectus supplement, warrants to purchase an aggregate of 30,853,382 shares of our common stock remain outstanding. Exercise of outstanding options and warrants, or any future issuance of additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, may result in significant dilution to our stockholders and may decrease our stock price, and which will dilute purchasers of securities in this offering. These factors also could make it more difficult to raise funds through future offerings of common stock or warrants, and could adversely impact the terms under which we could obtain additional equity capital.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our results of operations or the market value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development and approval of our products and cause the price of our common stock to decline.

If you purchase shares of our common stock in this offering, you will experience immediate dilution as a result of this offering.

Because the price per share being offered is higher than the as adjusted net tangible book value per share of our common stock, you will experience dilution of $0.63 per share, representing the difference between the offering price per share of common stock in this offering and the as adjusted net tangible book value per share of our common stock as of September 30, 2020 after giving effect to this offering. Our net tangible book value as of September 30, 2020 was approximately $48.7 million, or $0.49 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. See “Dilution” beginning on page S-15 of this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.

If you purchase shares of our common stock in this offering, you may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we may in the future offer and issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in previous offerings. Further, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. In addition, the exercise of outstanding stock options and warrants or the settlement of outstanding restricted stock units would result in further dilution of your investment.

We do not currently intend to pay dividends on our common stock, and any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payments of dividends is within the discretion of our board of directors, no cash dividends on our common stock have been declared or paid by us, and we have no intention of paying any such dividends in the foreseeable future. Any return to investors is expected to come, if at all, only from potential increases in the price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $28.7 million, after deducting placement agent fees and estimated offering expenses by us. We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital, product development and capital expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending use of the net proceeds as described above, we intend to invest the net proceeds in money-market funds or U.S. treasuries until we use them for their stated purpose.

These expected uses of proceeds represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including those described in “Special Note Regarding Forward-Looking Statements” on page S-ii of this prospectus supplement. As a result, our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DESCRIPTION OF SECURITIES WE ARE OFFERING

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” beginning on page 6 of the accompanying base prospectus. Our common stock is listed on the NYSE American under the symbol “TRXC.” Our transfer agent is Continental Stock Transfer and Trust Company.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock began trading on the NYSE American on April 2, 2014 under the symbol “TRXC.”

The closing price of our common stock as reported on the NYSE American on January 11, 2021 was $1.66 per share. As of January 11, 2021, there were approximately 143 record holders of our common stock (counting all shares held in single nominee registration as one stockholder). This does not include the number of persons whose stock is in nominee or “street name” accounts through brokers.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of September 30, 2020:

●	on an actual basis; and

●	on an adjusted basis after giving effect to our sale of an aggregate of 25,000,000 shares of common stock in this offering, at an offering price of $1.25 per share.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

(In thousands except share and per share data)	At September 30, 2020, actual (unaudited)	At September, 2020, after giving effect to the offering
Cash, cash equivalents and restricted cash (1):	$21,118	$49,768

Stockholders’ equity:
Common stock $0.001 par value, 750,000,000 shares authorized at September 30, 2020; 99,879,029 shares issued and outstanding at September 30, 2020, actual; 124,879,029 shares issued and outstanding at September 30, 2020, as adjusted	100	125
Preferred stock $0.01 par value, 25,000,000 shares authorized, including 7,937,057 shares designated as Series A Convertible Preferred Stock, at September 30, 2020; 0 shares issued and outstanding at September 30, 2020, actual and as adjusted	—	—
Additional paid-in capital	770,368	798,993
Accumulated deficit	(709,120)	(709,120)
Accumulated other comprehensive income	821	821
Total stockholders’ equity	62,169	90,819
Notes payable, net of issuance costs	2,815	2,815
Total capitalization	64,984	93,634

(1) Includes restricted cash of $1,154.

The number of shares of common stock outstanding as of September 30, 2020, excludes, as of such date:

●	51,086,357 shares of common stock issued between October 1, 2020 and January 12, 2021 under the ATM Offering and upon exercise of outstanding warrants;

●	4,361,110 shares of common stock issuable upon the exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $11.28 per share;

●	46,498,909 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.71 per share;

●	2,915,041 shares of common stock issuable upon vesting of outstanding restricted stock units; and

●	2,020,653 shares of common stock available for future issuance under our equity incentive plans.

Unless otherwise stated in this prospectus supplement, all information in this prospectus supplement, including share and per share amounts, gives effect to a 1-for-13 reverse stock split effected in December 2019 and assumes that there were no exercises of outstanding options or warrants after September 30, 2020.

DILUTION

If you purchase common stock in this offering, your interest will be diluted immediately to the extent of the difference between the offering price of the common stock offered hereby and the as-adjusted net tangible book value per share of common stock after this offering.

The net tangible book value of our common stock as of September 30, 2020 was approximately $48.7 million, or approximately $0.49 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our common stock outstanding.

Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.

After giving effect to the sale of shares of common stock offered by this prospectus supplement at an offering price of $1.25 per share, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been approximately $77.3 million, or approximately $0.62 per share. This represents an immediate increase in net tangible book value of approximately $0.13 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $0.63 per share to purchasers of our common stock in this offering, as illustrated by the following table:

Offering price per share		$1.25
Net tangible book value per share at September 30, 2020	$0.49
Increase in net tangible book value per share attributable to existing shareholders	$0.13
As adjusted net tangible book value per share as of September 30, 2020 after giving effect to this offering		$0.62
Dilution per share to investors purchasing our common stock in this offering		$(0.63)

The number of shares of common stock outstanding as of September 30, 2020, excludes, as of such date:

●	51,086,357 shares of common stock issued between October 1, 2020 and January 12, 2021 under the ATM Offering and upon exercise of outstanding warrants;

●	4,361,110 shares of common stock issuable upon the exercise of outstanding options granted under our equity incentive plans at a weighted average exercise price of $11.28 per share;

●	46,498,909 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.71 per share;

●	2,915,041 shares of common stock issuable upon vesting of outstanding restricted stock units; and

●	2,020,653 shares of common stock available for future issuance under our equity incentive plans.

Unless otherwise stated in this prospectus supplement, all information in this prospectus supplement, including share and per share amounts, gives effect to a 1-for-13 reverse stock split effected in December 2019 and assumes that there were no exercises of outstanding options or warrants after September 30, 2020.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the shares of our common stock offered by this prospectus supplement and the accompanying base prospectus. The placement agent is not purchasing or selling any such shares, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such shares, other than to use its “reasonable best efforts” to arrange for the sale of such shares by us. Therefore, we may not sell all of the shares of our common stock being offered. The terms of this offering were subject to market conditions and negotiations among us, the placement agent and the prospective investors. The placement agent will have no authority to bind us by virtue of the engagement letter. We have entered into a securities purchase agreement directly with certain institutional investors who have agreed to purchase shares of our common stock in this offering. We will only sell shares in this offering to investors who have entered into the securities purchase agreement.

Delivery of the shares of common stock offered hereby is expected to take place on or about January 14, 2021, subject to satisfaction of customary closing conditions.

We have agreed to indemnify the placement agent against specified liabilities relating to or arising out of the placement agent’s activities as placement agent.

Fees and Expenses

We have agreed to pay the placement agent a cash fee equal to 7.75% of the aggregate gross proceeds from the offering. The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of the shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

	Per Share	Total
Offering price	$1.25	$31,250,000
Placement agent fees(1)	$0.096875	$2,421,875
Proceeds, before expenses, to us	$1.153	$28,828,125

(1) We have also agreed to pay the placement agent $85,000 for non-accountable expenses and $15,950 for clearing expenses. We estimate that the total expenses of the offering payable by us, excluding the placement agent fees, will be approximately $178,125, which includes certain legal fees and expenses that we have agreed to reimburse the exclusive placement agent in connection with this offering.

We have agreed to pay the placement agent the same fee payable in this offering with respect to any public or private offering or other financing or capital-raising transaction completed within six months following expiration of our engagement with the placement agent provided to us by investors whom the placement agent contacted in connection with this offering. Subject to certain exceptions, we have further granted the placement agent a six-month right of first refusal to act as the sole underwriter or placement agent for any further capital raising transactions undertaken by us.

We have agreed to indemnify the placement agent and specified other persons against certain liabilities relating to or arising out of the placement agent’s activities under its engagement letter, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our shares of common stock offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

From time to time, the placement agent or its affiliates may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Our common stock is listed on NYSE American under the symbol “TRXC.”

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements as of December 31, 2019 and 2018, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at http://www.sec.gov.

We maintain an Internet site at www.transenterix.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information on our website, and you should not consider any of the information posted on or hyper-linked to our website to be a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until we sell all of the securities under this prospectus supplement, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus supplement and the accompanying prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;

●

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 15, 2020, for the quarter ended June 30, 2020, filed with the SEC on August 5, 2020, and for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020;

●

our Current Reports on Form 8-K filed with the SEC on January 3, 2020 (Item 5.02), January 22, 2020 (Item 8.01), January 30, 2020 (Item 8.01), January 31, 2020 (Item 8.01), February 10, 2020 (Items 1.01, 8.01 and 9.01), February 12, 2020 (Item 8.01), February 25, 2020 (Item 1.01, 3.03 and 9.01), February 28, 2020 (Item 8.01), March 2, 2020 (Item 8.01), March 6, 2020 (Items 1.01, 2.02, 3.03, 5.03, 8.01 and 9.01), March 19, 2020 (Items 2.02 and 9.01), April 28, 2020 (Items 1.01, 2.03 and 9.01), May 6, 2020 (Items 1.01 and 9.01), May 11, 2020 (Item 8.01), May 19, 2020 (Items 2.02 and 9.01), May 21, 2020 (Items 8.01 and 9.01), June 8, 2020 (Items 5.02, 5.07 and 9.01), June 11, 2020 (Item 5.02), June 23, 2020 (Items 8.01 and 9.01), July 1, 2020 (Items 1.01, 1.02, 8.01 and 9.01), July 27, 2020 (Items 8.01 and 9.01), August 7, 2020 (Items 2.02 and 9.01), August 13, 2020 (Items 5.02, 8.01 and 9.01) as amended by our Current Report on Form 8-K/A, filed with the SEC on August 14, 2020 (Items 5.02 and 9.01), September 15, 2020 (Items 7.01, 8.01 and 9.01), October 8, 2020 (Items 8.01 and 9.01), October 9, 2020 (Items 1.01 and 9.01), November 9, 2020 (Items 2.02 and 9.01), December 16, 2020 (Items 8.01 and 9.01), December 17, 2020 (Items 8.01 and 9.01); January 6, 2021 (Items 8.01 and 9.01); and January 14, 2021 (Items 1.02, 8.01 and 9.01);

●	our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2020; and

●

the description of our common stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to each such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning our Secretary at the following address and telephone number:

TransEnterix, Inc.
Attention: Joshua Weingard, Chief Legal Officer and Secretary
635 Davis Drive, Suite 300
Morrisville, NC 27560
Telephone No.: (919) 765-8400

PROSPECTUS

$150,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

We may offer and sell from time to time, in one or more offerings, up to $150,000,000 of any combination of common stock, preferred stock, warrants and debt securities, either individually or in units consisting of any two or more of such securities. We may also offer securities upon the exercise of warrants.

Each time we sell securities pursuant to this prospectus, we will provide the specific terms of the securities offered in a supplement to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities.

The securities may be sold on a delayed or continuous basis directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If any dealers, agents or underwriters are involved in the sale of the securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in any prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in the applicable prospectus supplement.

Our common stock is traded on the NYSE American under the symbol “TRXC.” On January 30, 2020 the closing price of our common stock was $1.33 per share.

Investing in our securities involves a high degree of risk. See “RISK FACTORS” on page 3.

This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement for the securities being sold.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 10, 2020

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included or incorporated in this prospectus regarding our strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those referenced under the heading “Risk Factors.” These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. In addition, any forward-looking statements represent our estimates only as of the date that this prospectus is filed with the SEC, and should not be relied upon as representing our estimates as of any subsequent date. We do not assume any obligation to update any forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 3 and our financial statements and the related notes and risk factors incorporated by reference into this prospectus, before making an investment decision.

Company Overview

We are a medical device company that is digitizing the interface between the surgeon and the patient in laparoscopy to increase control and reduce surgical variability in today’s value-based healthcare environment. We are focused on the market development for and commercialization of the Senhance® Surgical System, which digitizes laparoscopic minimally invasive surgery. The Senhance Surgical System is the first and only digital, multi-port laparoscopic platform designed to maintain laparoscopic minimally invasive surgery (MIS) standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including 3 mm microlaparoscopic instruments, eye-sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy.

The Senhance System has a CE Mark in Europe for laparoscopic abdominal and pelvic surgery, as well as limited thoracic operations excluding cardiac and vascular surgery. In the United States, we have received 510(k) clearance from the FDA for use of the Senhance System in laparoscopic colorectal and gynecologic surgery in a total of 28 indicated procedures, including benign and oncologic procedures, laparoscopic inguinal hernia and laparoscopic cholecystectomy (gallbladder removal) surgery. The Senhance System is available for sale in the United States, the European Union, Japan, Taiwan and select other countries.

In January 2020, we filed a 510(k) submission with the FDA for an Intelligent Surgical Unit (ISUTM) that is designed to enable machine vision capabilities on the Senhance System. We believe it is the first such FDA submission seeking clearance for machine vision technology in abdominal robotic surgery.

On October 31, 2018, we acquired the assets, intellectual property and highly experienced multidisciplinary personnel of MST Medical Surgical Technologies, Inc., or MST, an Israeli-based medical technology company. Through this acquisition we acquired MST’s AutoLap™ assets and technology, one of the only image-guided robotic scope positioning systems with FDA clearance and CE Mark. We believe MST’s image analytics technology will accelerate and drive meaningful Senhance System developments, and allow us to expand the Senhance System to add augmented, intelligent vision capability. We sold certain AutoLap assets, while retaining the core technology, in October 2019.

During 2018 and early 2019, we successfully obtained FDA clearance and a CE Mark for three millimeter diameter instruments and the Senhance ultrasonic system. The three millimeter instruments enable the Senhance System to be used for microlaparoscopic surgeries, allowing for tiny incisions. The Senhance ultrasonic system is an advanced energy device used to deliver controlled energy to ligate and divide tissue, while minimizing thermal injury to surrounding structures.

We acquired the Senhance System on September 18, 2015, by entry, with certain of our subsidiaries as purchasers, into a Membership Interest Purchase Agreement, or the Purchase Agreement, with Sofar S.p.A. as seller. The closing of the transactions occurred on September 21, 2015. The Senhance acquisition included all of the assets, employees and contracts related to the Senhance System.

We believe that future outcomes of minimally invasive surgery will be enhanced through our combination of more advanced tools and robotic functionality, which are designed to:

•	empower surgeons with improved precision, ergonomics, dexterity and visualization;
•	offer high patient satisfaction and enable a desirable post-operative recovery; and

•	provide a cost-effective robotic system, compared to existing alternatives today, for a wide range of clinical applications and operative sites within the healthcare systems.

Our strategy is to focus on the commercialization and further development of the Senhance System.

We further believe that:

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laparoscopic and robotic surgery will need to continue to evolve given the pressures of value-based healthcare and existing operating room inefficiencies, surgical variability and workforce challenges;

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with the Senhance System, surgeons can benefit from the haptic feedback, enhanced three-dimensional, high definition, or 3DHD, vision and open architecture consistent with current laparoscopic surgery procedures; and

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patients will continue to seek a minimally invasive option, offering minimal scarring and fewer incisions, for many common general abdominal and gynecologic surgeries, which desires are addressed by the Senhance System.

As used herein, the terms “Company,” ”we,” “our,” or “us” each includes TransEnterix, Inc. and its subsidiaries, TransEnterix International, Inc., TransEnterix Italia, S.r.l., TransEnterix Europe S.à.R.L, TransEnterix Asia Pte. Ltd., TransEnterix Taiwan Ltd, TransEnterix Japan KK, TransEnterix Israel Ltd. and TransEnterix Netherlands, B.V.

We operate in one business segment.

Company Information

We were organized as a Delaware corporation on August 19, 1988. Our principal executive offices are located at 635 Davis Drive, Suite 300, Morrisville, NC 27560. Our phone number is (919) 765-8400 and our Internet address is www.transenterix.com. The information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may, from time to time, issue any combination of the securities described in this prospectus in one or more offerings up to an aggregate maximum offering price of $150,000,000 in one or more offerings. Each time we sell any of our securities, we will provide a prospectus supplement that will contain more specific information about the offering and the terms of the securities being sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference.

This prospectus provides you with a general description of our company and our securities. For further information about our business and our securities, you should refer to the registration statement and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted.

RISK FACTORS

Investing in our securities involves substantial risks. In addition to other information contained in this prospectus and any accompanying prospectus supplement, before investing in our securities, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as it may be amended, and subsequent Quarterly Reports on Form 10-Q, and in any other documents incorporated by reference into this prospectus, as updated by our future filings. These risks are not the only ones faced by us. Additional risks not known or that are deemed immaterial could also materially and adversely affect our financial condition, results of operations, our products, business and prospects. Any of these risks might cause you to lose all or a part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus together with our existing cash resources, for working capital and other general corporate purposes, including commercialization and regulatory clearance activities for our products. We may also use a portion of the net proceeds that we receive to acquire or invest in complementary businesses, products, services, technologies, or other assets. At this time, we have not determined the specific uses of any offering proceeds, or the amounts we plan to spend on any particular use or the timing of such expenditures, which may vary significantly depending on various factors such as our research and development activities, regulatory approvals, competition, marketing and sales, and the market acceptance of any products introduced by us or our partners. Pending application of the net proceeds from any particular offering, we intend to invest such proceeds in short-term, interest-bearing, investment-grade securities.

Each time we issue securities, we will provide a prospectus supplement that will contain information about how we intend to use the proceeds from each such offering.

We cannot guarantee that we will receive any proceeds in connection with any offering hereunder because we may choose not to issue any of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time in one or more of the following ways:

•	through one or more underwriters;
•

through dealers, who may act as agents or principals (including a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	directly to one or more purchasers;
•	through agents;
•	through registered direct offerings;
•	as part of a collaboration with a third party;
•	through “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	in privately negotiated transactions; and
•	in any combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, underwriters or dealers;
•	the terms of the securities being offered, including the purchase price and the proceeds we will receive from the sale;
•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any over-allotment options under which underwriters may purchase additional securities from us; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Underwriters, dealers, agents and others that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In no event will the total amount of cash compensation paid to underwriters, placement agents, dealers or brokers exceed 10% of the gross proceeds of the offering. We will identify in the applicable prospectus supplement any underwriters, dealers, agents and others and will describe their compensation. We may have agreements with underwriters, dealers, agents and others to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, agents and others may engage in transactions with or perform services for us in the ordinary course of their businesses.

If required under applicable state securities laws, we will sell the securities only through registered or licensed brokers or dealers. In addition, in some states, we may not sell securities unless they have been registered or qualified for sale in the applicable state or unless we have complied with an exemption from any registration or qualification requirements.

Agents

We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Unless the prospectus supplement provides otherwise, agents will act on a best efforts basis for the period of their appointment. Agents may receive compensation in the form of commissions, discounts or concessions from us. Agents may also receive compensation from the purchasers of the securities for whom they sell as principals. Each particular agent will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Unless the prospectus supplement provides otherwise, underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship, and we may offer the securities to the public through an underwriting syndicate or through a single underwriter. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship and underwriting arrangement.

Dealers

We also may sell securities to a dealer as principal. If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Direct Sales and Institutional Purchases

We may also sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction.

Further, we may authorize agents, underwriters or dealers to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Such activities may cause the price of the securities to be higher than they would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the NYSE American or otherwise.

Passive Market Making

Any underwriters who are qualified market makers on the NYSE American may engage in passive market making transactions on the NYSE American in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Costs

We will bear all costs, expenses and fees in connection with the registration of the securities, as well as the expense of all commissions and discounts, if any, attributable to sales of the securities by us.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Of the authorized common stock, as of September 30, 2019, there were 19,665,574 shares outstanding, and as of September 30, 2019 there were 2,855,221 shares of our common stock reserved for the exercise of outstanding stock options, warrants and restricted stock units. There were approximately 222 record holders as of September 30, 2019. On December 11, 2019, we filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware (the “Amendment”). The Amendment was filed to effectuate a reverse stock split of our common stock. Pursuant to the reverse stock split, at the effective time each 13 shares of common stock issued and outstanding were combined into one validly issued, fully paid and non-assessable share of common stock. The par value of our common stock remains $0.001 per share. Any fractional shares resulting from the reverse stock split were rounded to the nearest whole share. Unless otherwise indicated, all share amounts set forth in this prospectus have been adjusted to give effect to this reverse stock split.

Subject to the prior rights of the holders of any shares of preferred stock which may be issued in the future, the holders of our common stock are entitled to receive dividends from our funds legally available therefor when, as and if declared by our Board of Directors, and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding-up of our affairs, subject to the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our common stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Delaware corporate law. The holders of our common stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our common stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our common stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Transfer Agent

The transfer agent for our common stock is Continental Stock & Transfer Company.

Listing

The shares of our common stock are currently listed on the NYSE American under the symbol “TRXC.”

Preferred Stock

Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, as to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Delaware Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, our board of directors approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•

on or after the consummation date, the business combination is approved by our board of directors and by the affirmative vote at an annual or special meeting of stockholders holding at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of outstanding voting stock; or
•	is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the prior three years.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that, among others, could have the effect of delaying, deferring or discouraging potential acquisition proposals and could delay or prevent a change of control of our company. The provisions in our certificate of incorporation and bylaws that may have such effect include:

•

Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, we could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

•

Stockholder Meetings. Under our certificate of incorporation, as amended, and bylaws, special meetings of our stockholders may be called only by the vote of a majority of the entire board of directors or the chairman of the board of directors. Our stockholders may not call a special meeting of the stockholders.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may issue will constitute debentures, notes, bonds or other evidences of indebtedness, to be issued in one or more series. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue will be issued under an indenture between us and a trustee qualified to act as such under the Trust Indenture Act of 1939. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which debt securities are issued as supplemented by any supplemental indenture applicable to such debt securities. We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities, and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of the Company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

The following statements relating to the debt securities and the indenture are summaries and do not purport to be complete, and are subject in their entirety to the detailed provisions of the indenture.

Information to be provided in a Prospectus Supplement

The prospectus supplement will set forth the following terms of the debt securities in respect of which this prospectus is delivered:

•	the title and denominations of the debt securities of the series;
•	any limit on the aggregate principal amount of the debt securities of the series;
•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;
•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;
•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the duration of the extensions and the basis upon which interest shall be calculated;
•

the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;
•

our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

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the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for preferred stock or common stock, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•

if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

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if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;
•

the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•

the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured and, if so, on what terms;
•	any events of default with respect to the debt securities of the series;
•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;
•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;
•	the subordination, ranking or priority, if any, of the debt securities of the series and terms of the subordination;
•	any other terms of the debt securities of the series which are not prohibited by the indenture; and
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whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to any discounted debt securities and any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Transfer and Exchange

We may issue debt securities that would be represented by either:

(a) “book-entry securities,” which means that there will be one or more global securities registered in the name of The Depository Trust Company, as depository, or a nominee of the depository; or

(b) “certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We would specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities. Except as set forth under “Global Debt Securities and Book-Entry System” below, book-entry debt securities would not be issuable in certificated form.

Certificated Debt Securities

If you hold certificated debt securities that have been offered by this prospectus, you may transfer or exchange them at the trustee’s office or at the paying agency in accordance with the terms of the indenture. You would not be charged a service charge for any transfer or exchange of certificated debt securities, but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

The transfer of certificated debt securities and of the right to receive the principal of, premium and/or interest, if any, on your certificated debt securities can occur only by surrendering the certificate representing your certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Debt Securities and Book–Entry System

If we decided to issue debt securities in the form of one or more global securities, then we would register the global securities in the name of the depository for the global securities or in the nominee of the depository, and the global securities would be delivered by the trustee to the depository for credit to the accounts of the holders of beneficial interest in the debt securities. Each global security would:

•	be registered in the name of a depositary, or its nominee, that we would identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default has occurred and is continuing with respect to the debt securities of the applicable series; or
•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee would be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security would not be:

•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; or
•	considered to be holders of those debt securities under the indenture.

Payments on a global security would be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security would be limited to participants and to persons that may hold beneficial interests through participants. The depositary would credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security would be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

Payments, transfers and exchanges relating to beneficial interests in a global security would be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we would have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

The prospectus supplement would describe the specific terms of the depository arrangement for debt securities of a series that are issued in global form. We and our agents, the trustee, and any of its agents would not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Conversion or Exchange Rights

Debt securities offered hereby may be convertible into or exchangeable for shares of our common or preferred stock. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;
•	the conversion or exchange period;
•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;
•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Covenants

Unless otherwise indicated in a prospectus supplement, the debt securities would not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We would describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Concerning the Trustee

We would identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of the Company, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and would be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to this provision, the trustee would be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, shares of preferred stock or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the prospectus supplement. If we issue the warrants under warrant agreements, the warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the particular terms of any warrants that we offer in the prospectus supplement relating to those warrants. Those terms may include the following:

•	the specific designation and aggregate number of warrants, and the price at which we will issue the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
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the date on which the right to exercise the warrants will begin and the date on which the right will expire or, if the warrants are not continuously exercisable throughout that period, the specific date or dates on which they are exercisable;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;
•	any applicable material United States federal income tax considerations;

•	the identity of the warrant agent, if any, for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;
•	the designation, aggregate principal amount, currency, denomination and terms of any debt securities that may be purchased upon exercise of the warrants;
•	the designation, amount, currency, denominations and terms of any preferred stock or common stock purchasable upon exercise of the warrants;
•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;
•	the principal amount of debt securities or the number of shares of preferred stock or common stock purchasable upon exercise of any warrant and the price at which those shares may be purchased;
•	provisions for changes to or adjustments in the exercise price;
•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;
•	information with respect to any book-entry procedures;
•	any anti-dilution provision of the warrants;
•	any redemption or call provisions; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Pursuant to the Amended and Restated Loan and Security Agreement, as amended, among us and our U.S. operating subsidiaries, as borrowers, and Oxford Finance LLC and Silicon Valley Bank, as lenders, we have issued warrants to purchase an aggregate of 33,140 shares of common stock to the lenders since 2012. In connection with a Loan Agreement with Innovatus Life Sciences Lending Fund I, LP, or Innovatus, entered into on May 10, 2017, we issued Innovatus warrants to purchase up to 95,750 shares of our common stock at an exercise price of $13.00 per share. On September 12, 2017, we issued warrants to purchase 73,077 shares of our common stock at an exercise price of $13.00 per share to a third party service provider. Pursuant to a stock purchase agreement dated March 22, 2013 among a predecessor of the Company and the investors executing such agreement, warrants to acquire 93,047 shares of common stock were issued. As of September 30, 2019, warrants to acquire an aggregate of 420,452 shares of our common stock remain outstanding.

On April 28, 2017, we issued 24,900,000 Units in an underwritten public offering, each consisting of one share of our common stock, a Series A Warrant to purchase one share of our common stock and a Series B Warrant to purchase 0.75 shares of our common stock at an exercise price of $1.00 (which Unit, share and dollar amounts do not give effect to the December 2019 reverse stock split). The Series A Warrants have all been exercised and are no longer outstanding. The Series B Warrants contain provisions, often referred to as “down-round protection,” that leads to adjustment of the exercise price and number of underlying warrant shares if we issue securities, including our common stock or convertible securities or debt securities, in the future at sale prices below the then-current exercise price. As a result of this adjustment feature and after giving effect to the December 2019 reverse stock split, the exercise price of all outstanding Series B Warrants has been adjusted from $1.00 per share to $8.73 per share and the number of shares of common stock reserved for and issuable upon the exercise of outstanding Series B Warrants has been adjusted to 312,731 shares at September 30, 2019. The exercise price and number of shares of common stock issuable upon exercise of our Series B Warrants may be further adjusted as a result of the sale of securities under this prospectus.

DESCRIPTION OF UNITS

We may issue units consisting of one or more of the other securities that may be offered under this prospectus, in any combination. These units may be issuable as, and for a specified period of time may be transferable only as, a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only and are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

SELECTED FINANCIAL DATA

On December 11, 2019, we effected a 1-for-13 reverse stock split, or the Reverse Stock Split. As a result of the Reverse Stock Split, every 13 outstanding shares of Common Stock became one share of Common Stock. On a pre-split basis, we had 216,345,984, 199,282,003 and 115,781,030 shares outstanding at December 31, 2018, 2017 and 2016, respectively, and on a post-split basis, we had 16,641,999, 15,329,385 and 8,906,234 shares outstanding at December 31, 2018, 2017 and 2016, respectively. The following selected financial data is based on Common Stock and per share data from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as retrospectively adjusted to reflect the Reverse Stock Split.

Select Data from Consolidated Statements of Operations
	Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$24,102	$7,111	$1,519
Net loss	(61,777)	(144,796)	(119,980)
Basic and diluted net loss per share	(3.88)	(12.65)	(13.90)
Weighted average shares used in computing basic and diluted net loss per share	15,939	11,442	8,630

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby have been passed upon by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents containing such information. This prospectus is part of a registration statement we filed with the SEC. You should rely on the information incorporated by reference in this prospectus and the registration statement. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information and information contained in documents filed earlier with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering; provided, that we are not incorporating by reference any documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 9, 2019, August 8, 2019 and November 12, 2019, respectively;
•

our Current Reports on Form 8-K filed with the SEC on April 26, 2019 (Items 5.02, 5.07 and 9.01), July 10, 2019 (Item 1.01), August 12, 2019 (Items 1.01, 1.02 and 9.01), September 6, 2019 (Items 1.01, 8.01 and 9.01), October 17, 2019 (Items 1.01, 5.02 and 8.01), November 1, 2019 (Item 5.02), November 8, 2019 (Item 1.02), November 20, 2019 (Item 8.01), December 11, 2019 (Items 5.03 and 5.07), January 3, 2020 (Item 5.02), January 6, 2020 (Item 2.02) and January 22, 2020 (Item 8.01);

•	our definitive proxy statements on Schedule 14A, filed with the SEC on March 15, 2019 and November 18, 2019; and
•

the description of the Company’s common stock contained in the Registration Statement on Form 8-A filed on April 7, 2014, and any amendments to each such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

We will furnish to you, on written or oral request, a copy of any or all of the documents that have been incorporated by reference, including exhibits to these documents. You may request a copy of these filings at no cost by writing or telephoning our Secretary at the following address and telephone number:

TransEnterix, Inc.

Attention: Joshua Weingard, Chief Legal Officer and Secretary

635 Davis Drive, Suite 300

Morrisville, NC 27560

Telephone No.: (919) 765-8400

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register our securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed thereto. For further information about us and our securities offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed with the registration statement. Any statement contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement is not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may read and copy any materials we file with the SEC, including the registration statement, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov. You may also inspect our SEC reports and other information at our website at www.transenterix.com. Information on or accessible through our website is not a part of this prospectus. We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

25,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

H.C. Wainwright & Co.

January 12, 2021